EXHIBIT 10.24

November 12, 2019

Martin Westhead

VIA EMAIL

OFFER OF EMPLOYMENT

Dear Martin

On behalf of NETGEAR Inc., I am pleased to offer you the position of CTO, Software, reporting to me in my capacity as Chairman & CEO.  The specific terms of your offer are described below.

Base salary for this position will be $400,000.12 on an annualized basis, earned and payable at the rate of $15,384.62 biweekly, less applicable deductions and taxes.

You will be eligible to participate in the NETGEAR Bonus Plan with an incentive target of up to 60% of your base salary, prorated from your hire date.  Additional plan details will be provided to you following your start of employment.

In addition to the NETGEAR Bonus Plan, in the first year of your employment, based on the commencement date of employment, you will be eligible for an Executive Performance and Retention Bonus.  Your targeted bonus for the one year period following your start date will be 50% of your annual base salary only (not including other incentives or bonuses) based upon a full year of eligibility.  Please note that as a condition to your being eligible for any bonus, you must, as a condition precedent, meet certain written performance objectives and milestones to be established by the Company within its sole discretion.  Your eligibility for this Performance and Retention Bonus is further conditioned upon your remaining employed with the Company for the entire calendar year.  No bonus, or pro rata portion thereof, will be earned unless you have been employed for a full year and have met the written performance objectives and milestones to be established by the Company.

In addition, if you decide to join the Company, it will be recommended at a meeting of the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”) following your start date that the Company grant you (1) an equity award of 12,500 restricted stock units (RSUs) and (2) an equity award of restricted stock units (RSUs) and performance shares (PSUs) with an approximate expected grant date value of $625,000 covering NETGEAR common stock. 25% of the RSUs will vest on each anniversary of the date vesting commences, such that the entire award would be fully vested four years after vesting commences, subject to your continued employment through the applicable vesting dates.  The PSUs will be granted consistent with awards granted to similarly situated executives and will be subject to achievement of certain corporate metrics and satisfying applicable service requirements.  The specific terms of the RSUs and PSUs will be determined when granted by the Board or Committee and will be in accordance with NETGEAR equity grant policies, the terms of the Company’s 2016 Equity Incentive Plan and the applicable award agreement, which will be provided to you after the grant is made.

The equity plan guidelines are subject to change.  Although you are eligible to participate in the plans and receive equity awards under the equity plans, there is no guarantee that you will receive an equity grant in each year of your employment with NETGEAR.

Commencing on your start date, you will be eligible to participate in the NETGEAR US Benefits Program in accordance with the terms of the various plans.  NETGEAR reserves the right to modify, change or discontinue benefits at its sole discretion at any time.  Benefits Programs may vary, depending on work location and job eligibility. Complete benefits information and enrollment materials will be provided to you during your first week of employment.

Please respond to our offer no later than November 15, 2019.  If you wish to accept this offer, please review the additional terms and conditions noted below and return a signed copy of this offer letter to me.

Martin, our team is very impressed with you and feels confident that you will make a significant contribution to the continued success of NETGEAR Inc.  I look forward to your favorable reply, and to working with you in the near future.

Sincerely,

/s/ Patrick Lo

___________________________________

Patrick Lo

Chairman & CEO

Please print your name as you would like it to appear for business purposes:

Dr Martin D Westhead

____________________________________________

Please indicate your desired start date:

30 December 2019

___________________________________________

You should be aware that your employment with the Company is for no specified period and constitutes at‑will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  We request that, in the event of resignation, you give the Company at least two weeks of notice.

Please note that as a condition of employment, you will be required to sign the company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and the non‑disclosure of Company proprietary and trade secret information.  In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial, but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the initial arbitration fees that would be equivalent to initial court filing fees.

This offer is also contingent upon the accuracy of information contained in your resume or job application, satisfactory completion of reference checking, background checking, and verification of degree if applicable.  In addition, on your first day of employment you must provide NETGEAR with appropriate documents to establish your eligibility to work in the United States to satisfy the requirements of the Employment Eligibility Verification (Form I-9) as required by Federal law. You will also be required to abide by the NETGEAR Employee Handbook and the terms and conditions contained therein, which is also incorporated by reference as part of this offer of employment.

Your signature below confirms your acceptance of this offer of employment at NETGEAR.

I understand that this letter, along with the Confidentiality Agreement and any agreements relating to proprietary rights between myself and the Company, includes all terms and conditions of the offer of employment and supersedes any other communications relating to the terms of my employment with NETGEAR.   I accept the above conditions for commencing employment with NETGEAR Inc., and understand that acceptance of this offer does not create an employment contract or a guarantee of employment for any specified period of time.

/s/ Martin Westhead	4th December 2019

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